Exhibit 10.3

WARRANT CANCELLATION AGREEMENT

This Warrant Cancellation Agreement (this “Agreement”) dated as of August 16, 2010 is entered into by and between Valentis SB L.P. (“Holder”) and ICx Technologies, Inc., a Delaware corporation (the “Company”). Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among FLIR Systems, Inc., an Oregon corporation (“Parent”), and Indicator Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which Merger Sub shall merge with and into the Company with the Company as the surviving corporation (the “Merger”). Capitalized terms used and not defined herein have the meanings ascribed to them in the Merger Agreement.

THE UNDERSIGNED hereby acknowledges and agrees that:

1.	Holder is the holder of a warrant, dated as of February 3, 2006, as amended as of September 8, 2009, which entitles the holder to purchase 127,250 shares of Company Common Stock (the “Warrant”);

2.	As a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have requested that Holder, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, Holder has agreed to, enter into this Agreement; and

3.	Subject to the consummation of the Merger and without any further action on the part of Holder, the Warrant, if not theretofore exercised, will be canceled as of the Effective Time in exchange for the right to receive from the Company, as of the Effective Time, cash, without interest, in an amount equal to (a) the product of (i) the number of Shares subject to the Warrants and (ii) the Merger Consideration minus (b) the product of (i) the number of Shares subject to the Warrants and (ii) the per share exercise price of the Warrant immediately prior to the Effective Time, subject to any applicable withholding of Taxes and the terms of the Merger Agreement.

4.	In the event that the Merger Agreement shall be terminated without the Effective Time having occurred, this Agreement shall terminate at the same time as such termination.

5.	The parties will, from time to time, execute and deliver, or cause to be executed and delivered, such additional documents or take, or cause to be taken, such additional acts as may be necessary to give full effect to the terms and intent of this Agreement.

6.	The parties hereto may only modify or amend this Agreement by a written agreement executed and delivered by duly authorized signatories of the respective parties which expressly states that it is intended to modify or amend this Agreement.

7.	This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

8.	This Agreement, together with the Warrant, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.	This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date and year first written above:

VALENTIS SB L.P.
By:	Valentis SB GP LLC, its G.P.

By:	/s/ Joseph M. Jacobs
	Name:	Joseph M. Jacobs
	Title:	President

ICX TECHNOLOGIES, INC.

By:	/s/ Colin Cumming
	Name:	Colin Cumming
	Title:	Chief Executive Officer